Exhibit (a)(1)

Coty Announces Filing of Solicitation/Recommendation Statement on Schedule 14D-9

NEW YORK — February     , 2019 — Coty Inc. (the “Company”) (NYSE: COTY) today announced that it has filed its initial Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission (“SEC”) in connection with the tender offer (the “Offer”) commenced on February 13, 2019 by Cottage Holdco B.V. (the “Offeror”), an affiliate of JAB Holding Company S.à r.l. (“JAB” and, together with the affiliates of JAB (other than the Company), the “JAB Group”). Pursuant to the Offer, the Offeror would acquire up to 150 million additional shares of the Company’s Class A common stock at a price of $11.65 per share in cash.

As previously announced, the Board of Directors of the Company formed a special committee of disinterested, independent directors (the “Special Committee”) to evaluate the Offer. The Special Committee has stated that it is unable to take a position with respect to the Offer at the present time because it has not yet completed a full and deliberate review and evaluation of the material terms and provisions of the Offer and the prospects of the Company with the Special Committee’s financial and legal advisors.

The Special Committee has engaged Centerview Partners LLC as its financial advisor and Sidley Austin LLP and Richards, Layton & Finger, P.A. as its legal advisors. The Special Committee is continuing to review and evaluate the Offer and expects that after it has completed its review and evaluation, it will cause the Company to inform stockholders of the Special Committee’s position, if any, with respect to the Offer.

The Special Committee requests that stockholders of the Company take no action and not tender their shares of Class A Common Stock in the Offer at the current time, and instead defer making a determination of whether to accept or reject the Offer until stockholders are advised of the Special Committee’s position or recommendation, if any, with respect to the Offer.

Important Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. BEFORE MAKING ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. These materials are available free of charge by contacting the Company’s information agent, Okapi Partners LLC, toll-free at (877) 629-6356 or by contacting the Company’s Investor Relations Department at 350 Fifth Avenue, New York, New York 10118 or calling 212-389-7300. In addition, all of these materials (and all other tender offer documents filed with the SEC) are available free of charge from the SEC through its website at www.sec.gov.

About Coty Inc.

Coty is one of the world’s largest beauty companies with over $9 billion in revenue, an iconic portfolio of brands and a purpose to celebrate and liberate the diversity of consumers’ beauty. We believe the beauty of humanity lies in the individuality of its people; beauty is at its best when authentic; and beauty should make you feel happy, never sad. As the global leader in fragrance, a strong number two in professional salon hair color & styling, and number three in color cosmetics, Coty operates three divisions: Consumer Beauty, which is focused on mass color cosmetics, mass retail hair coloring and styling products, body care and mass fragrances with brands such as COVERGIRL, Max Factor, Sally Hansen and Rimmel; Luxury, which is focused on prestige fragrances and skincare with brands such as Calvin Klein, Burberry, Marc Jacobs, Hugo Boss, Gucci and philosophy; and Professional Beauty, which is focused on servicing salon owners and professionals in both hair and nail, with brands such as Wella Professionals, Sebastian Professional, OPI and ghd. Coty has approximately 20,000 colleagues globally and its products are sold in over 150 countries. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment.

For additional information about Coty Inc., please visit www.coty.com.

For more information:

Investor Relations

Christina Frank, +1 212 389-6802

christina_frank@cotyinc.com

Olga Levinzon, +1 212 389-7733

olga_levinzon@cotyinc.com

Media

Jennifer Friedman, +1 917 754-8399

jennifer_friedman@cotyinc.com

Lisa Kessler, +1 917 348 3373

lisa_kessler@cotyinc.com

Forward-Looking Statements

Certain statements contained in this press release, including statements relating to the Special Committee’s evaluation and response to the Offer and other activities, are forward-looking statements. These forward-looking statements reflect the Company’s current views with respect to, among other things, its strategic planning, future actions, including recommendations by the Special Committee, future operations and financial performance, expected growth, future M&A or other strategic transactions, its ability to support its planned business operation on a near- and long-term basis and its outlook. These forward looking statements are generally identified by words or phrases, such as “anticipate”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should,” “outlook,” “continue,” “intend,” “aim” and similar words or phrases. Reported results should not be considered an indication of future performance, and actual results may differ materially from the results predicted due to risks and uncertainties including:

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the Company’s ability to develop and achieve its global business strategies and the Company’s ability to compete effectively in the beauty industry and achieve the benefits contemplated by its strategic initiatives within the expected time frame or at all;

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the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including any launches or relaunches and their associated costs and discounting, and consumer receptiveness to the Company’s marketing and consumer engagement activities (including digital marketing and media);

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the Company’s use of estimates and assumptions in preparing its financial statements, including with regard to revenue recognition, income taxes, the assessment of goodwill, other intangible assets and long-lived assets for impairment, the market value of inventory, pension expense and the fair value of acquired assets and liabilities associated with acquisitions and the fair value of redeemable noncontrolling interests;

•	the impact of any future impairments;

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managerial, integration, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with multiple ongoing and future strategic initiatives and internal reorganizations

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the continued integration of the P&G Beauty Business and other recent acquisitions with the Company’s business, operations, systems, financial data and culture and the ability to realize synergies, avoid future supply chain and other business disruptions, reduce costs (including through the Company’s cash efficiency initiatives) and realize other potential efficiencies and benefits (including through the Company’s restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;

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increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and luxury channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sell its products and the Company’s ability to respond to such changes;

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the Company’s and its business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in the Company’s and their respective businesses, protect the Company’s and such business partners’ respective reputations, public goodwill, and defend claims by third parties for infringement of intellectual property rights;

•	any change to the Company’s capital allocation and/or cash management priorities;

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any unanticipated problems, liabilities or other challenges associated with an acquired business which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters;

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the Company’s international operations and joint ventures, including enforceability and effectiveness of the Company’s joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;

•	the Company’s dependence on certain licenses and its ability to renew expiring licenses on favorable terms or at all;

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the Company’s dependence on entities performing outsourced functions, including outsourcing of distribution functions, third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers;

•	administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches and marketing efforts;

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global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of Brexit, the current U.S. administration, the results of elections in European countries and in Brazil, changes in the U.S. tax code and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S. and in other regions where the Company operates including the European Union and China;

•	currency exchange rate volatility and currency devaluation;

•	the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation;

•	the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;

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disruptions in operations and sales, including due to disruptions in supply chain, logistics, restructurings and other business alignment activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results, and on the Company’s relationships with licensors and retailers and the Company’s in-store execution and product launches and promotions;

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restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, the Company’s ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs, including access to capital under current market conditions;

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increasing dependency on information technology and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, including the Company’s digital transformation initiatives, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation (the “GDPR”)) or to protect against theft of customer, employee and corporate sensitive information;

•	the Company’s ability to attract and retain key personnel and the impact of the recent senior management transitions;

•	the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;

•	the results of the Company’s ongoing strategic review and the creation and revision of its strategic plan;

•	the receipt of regulatory approvals in connection with the Offer and the impact of certain amendments to the Offer;

•	business disruptions, litigation, costs and future events related to the Offer; and

•	the impact of the Offer on the Company’s relationships with key customers and suppliers and certain material contracts.

More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, subsequent Quarterly Reports on Form 10-Q and periodic reports the Company has filed and may file with the SEC from time to time.

All forward-looking statements made in this report are qualified by these cautionary statements. Undue reliance should not be placed on these forward-looking statements, which are made only as of the date of this Statement, and the Company does not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.